Exhibit 10.17

MariMed Inc.

EMPLOYMENT AGREEMENT

Effective Date: July 1, 2021

This Employment Agreement (this “Agreement”) is between MARIMED INC., a Delaware corporation (the “Company” or “MariMed”), and JON R. LEVINE, an individual (the “Executive”).

WHEREAS, the Executive currently serves the Company as Chief Financial Officer and in related capacities; and.

WHEREAS, the Company seeks to continue to employ the Executive as its Chief Financial Officer and in related capacities; and

WHEREAS, the Executive seeks to accept such employment, subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

1. Employment; Term; Effectiveness; Prior Employment Agreement. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, in accordance with and subject to the terms and conditions set forth in this Agreement. The term of the Executive’s employment under this Agreement (the “Term”) will commence July 1, 2021 (the “Effective Date”) and, unless earlier terminated in accordance with Section 4, will terminate on June 30, 2024. This Agreement will become effective at the Effective Date, except that the stock option grant under Section 3(c) will be effective at the dates specified in that subsection.

2. Duties.

(a) During the Term, the Executive will serve as the Chief Financial Officer of the Company. The Executive will have such duties and responsibilities, consistent with past practice, as are customary for the position of Chief Financial Officer (including the Executive’s positions in effect prior to the Effective Date) and any other duties, responsibilities or offices he may be reasonably assigned by the Board of Directors of the Company (the “Board”). The Executive shall report to and be supervised by the Board.

(b) During the Term, the Executive will devote substantially all his attention and time during normal business hours to the business and affairs of the Company and to use his reasonable best efforts to perform faithfully and efficiently the duties and responsibilities of his positions and to accomplish the goals and objectives of the Company as may be established by the Board. Notwithstanding the foregoing, the Executive may engage in the following activities (and shall be entitled to retain all economic benefits thereof including fees paid in connection therewith) as long as they do not interfere in any material respect with the performance of the Executive’s duties and responsibilities hereunder: (i) serve on corporate, civic, religious, educational and/or charitable boards or committees, provided that the Executive shall not serve on any board or committee of any corporation or other business which competes with the Business (as defined in Section 7(b) below); and (ii) make investments in businesses or enterprises and manage his personal investments; provided that with respect to such activities Executive shall comply with any business conduct and ethics policy applicable to employees of the Company; and (iii) the activities set forth on Schedule 2 hereto, consistent with past practice.

(c) During the Term, the Company agrees to nominate the Executive to serve as a member of the Company’s Board of Directors, and the Executive agrees to serve in such capacity for no additional compensation other than as provided hereunder. Upon the termination of Executive’s employment hereunder for any reason, he agrees to resign as a member of the Board of Directors, and from any other positions he may then hold with the Company or any of its subsidiaries or affiliates, and that he will execute such documents and take such other action, if any, as may be requested by the Company to give effect to any such resignation.

(d) The Executive shall be based at the Company’s principal place of business provided that such principal place of business shall be within a thirty (30) mile radius of Norwood, MA and, except for business travel incident to his employment under this Agreement, the Company agrees the Executive shall not be required to relocate.

3. Compensation.

(a) Base Compensation. The Company shall pay to the Executive an annual salary (“Base Salary”) of $325,000, payable in equal installments pursuant to the Company’s customary payroll procedures in effect for its executive personnel at the time of payment, but in no event less frequently than monthly, subject to withholding for applicable federal, state, and local income and employment related taxes. The Executive may be entitled to such increases in Base Compensation with respect to each calendar year during the term of this Agreement, as shall be determined by the Company’s Compensation Committee (the “Committee”), in its sole and absolute discretion, based on an annual review of the Executive’s performance.

(b) Incentive Compensation. The Executive will be eligible to receive an annual bonus (the “Performance Bonus”) for each of the Company’s fiscal years during the Term, with such annual bonus to have a targeted amount equal to 75% of Base Salary for the year. The Performance Bonus, if any, generally will be based on the extent to which performance goals established by the Company for each of such years have been met, subject to Exhibit A hereto. Each Performance Bonus, if any, shall be paid not later than the March 15 following the end of the fiscal year in which the Performance Bonus was earned. Except as provided in Section 5, the Executive must be employed by the Company on the last day of the fiscal year to be eligible for the Performance Bonus.

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(c) Equity Compensation. The Company shall grant non-qualified stock options to the Executive for the purchase of shares of MariMed Common Stock under the Company’s Amended and Restated 2018 Stock Award and Incentive Plan. The number of underlying shares, the grant date, the exercise price and the vesting schedule of the stock options will be as follows, with a stated expiration date of five years after the date of grant. The stock options will be subject to the following terms and conditions and such additional terms and conditions as are more fully set forth in the Stock Option Agreement attached hereto as Exhibit B:

Option - Number of Underlying Shares	Grant Date	Exercise Price of Option	Stated Vesting Dates *
5,000,000	Effective Date	100% of Grant-Date Fair Market Value	Vesting:50% upon grant and 50% on first anniversary of grant date.*
5,000,000**	Date of Stockholder Approval of Amendment to Plan	100% of Grant-Date Fair Market Value	Vesting: 50% upon grant and 50% on first anniversary of grant date.*
2,500,000**/***	Each anniversary of the Effective Date	100% of Grant-Date Fair Market Value	Vesting: 50% upon grant and 50% on first anniversary of grant date.*

*	Subject to accelerated vesting as set forth in the Stock Option Agreement upon the occurrence of certain specified events.
**	Subject to adjustment in the event of a reverse stock split or similar transaction affecting the number of outstanding shares of Common Stock, in order to prevent dilution or enlargement of Executive’s rights.
***	The annual grant of stock options shall be in the sole discretion of the Compensation Committee, including the discretion to increase the number of underlying shares by up to 50%.

(d) Business Expenses. Upon submission by the Executive of vouchers in accordance with the Company’s standard procedures, the Company shall reasonably promptly reimburse the Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred by the Executive in connection with the performance of his duties under this Agreement.

(e) Employee Benefits. During the Term:

(i)	the Executive is entitled to participate in any and all medical insurance, group health, disability insurance and other benefit plans that are made generally available by the Company to employees of the Company (either directly or through a wholly-owned subsidiary), provided that the medical, group health and disability insurance benefits provided by the Company to the Executive shall be substantially as favorable to the Executive as those generally provided by the Company to its senior executives.

(ii)	the Executive is entitled to receive four weeks paid vacation a year and paid holidays made available pursuant to the Company’s policy to all senior executives of the Company. The Company may, in its sole discretion, at any time amend or terminate any such benefit plans or programs, upon not less than 30 days’ prior written notice to the Executive.

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(g) Automobile Expense. Upon submission of vouchers in accordance with the Company’s standard procedures, the Company shall reasonably promptly directly pay or reimburse the Executive for his reasonable motor vehicle costs and related expenses, such as insurance, repairs, maintenance, up to $750.00 per month, during the Term.

(g) Clawback. Compensation paid or payable under this Agreement shall be subject to recoupment by the Company in accordance with the terms of any policy relating to recoupment (or clawback) approved by the Board of Directors and in effect at the time of payment of such compensation.

4. Termination. The Executive’s employment hereunder may be terminated prior to the expiration of the Term under the circumstances set forth in this Section 4. Upon any termination of the Executive’s employment, the Term shall immediately end, although this Agreement shall remain in effect and shall govern the rights and obligations of the parties hereto.

(a) the Executive’s employment hereunder will terminate upon the Executive’s death.

(b) Except as otherwise required by law, the Company may terminate the Executive’s employment hereunder at any time after the Executive becomes Totally Disabled. For purposes of this Agreement, the Executive will be “Totally Disabled” as of the earlier of (l) the date the Executive becomes entitled to receive disability benefits under the Company’s long-term disability plan and (2) the Executive’s inability to perform the duties and responsibilities contemplated under this Agreement for a period of more than 180 consecutive days due to physical or mental incapacity or impairment.

(c) The Company may terminate the Executive’s employment hereunder for Cause at any time after providing written notice to the Executive. For purposes of this Agreement, the term “Cause” shall mean any of the following:

(1)	the Executive’s neglect, failure or refusal to perform his duties under this Agreement (other than as a result of total or partial incapacity or disability due to physical or mental illness);

(2)	any intentional act by or omission of the Executive that materially injures the reputation or business of the Company or any of its affiliates, or his own reputation;

(3)	the Executive’s conviction (of a felony or any crime involving, in the good faith judgment of the Company, fraud, dishonesty or moral turpitude;

(4)	the breach of an obligation set forth in Section 7;

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(5)	any other material breach of this Agreement; or

(6)	any material violation of the Company’s Code of Ethics, as may be amended from time to time (the “Code of Ethics”).

Termination by the Company for Cause shall become effective at such time as is specified by the Board, except that, in the cases of “neglect or failure” to perform his duties under this Agreement, as set forth in 4(c)(1) above, a material breach as set forth in 4(c)(5) above, or a material violation of the Code of Ethics as set forth in 4(c)(6) above, a termination by the Company with Cause shall become effective 30 days following delivery of a written notice by the Company to the Executive that the Company is terminating his employment with Cause, which specifies in reasonable detail the basis therefor, except the termination will not become effective if within that 30-day period the Executive has cured the circumstances giving rise to Cause and, in the 12 months preceding the delivery of such written notice, the Company had not delivered a previous notice of the existence of Cause for “neglect or failure” to perform duties under this Agreement.

(d) The Company may terminate the Executive’s employment hereunder for any reason (i.e., without Cause), upon 30 days’ prior written notice.

(e) the Executive may terminate his employment hereunder for Good Reason at any time after providing written notice to the Company (subject to the timing requirements relating to such notice as provided in this Section 4(e)). The Executive also may terminate his employment hereunder without Good Reason, upon 90 days’ written notice to the Company. For the purposes of this Agreement, “Good Reason” means any of the following occurring during the Term (unless consented to by the Executive in writing):

(1)	The Company decreases or fails to pay the Executive’s Base Salary or Performance Bonus or the benefits provided in Section 3, other than an immaterial failure to pay that is corrected within the applicable cure period;

(2)	the Executive no longer holds the office as Chief Financial Officer of the Company, or no longer is a member of the Board of Directors, or his functions and/or duties under Section 2(a) are materially diminished; and

(3)	the Executive’s job site is relocated to a location that is more than thirty (30) miles from the current location, unless the parties mutually agree to relocate more than such distance from the then current location.

A termination by the Executive with Good Reason shall be effective only if, within 30 days following delivery of a written notice by the Executive to the Company that the Executive is terminating his employment with Good Reason, which specifies in reasonable detail the basis therefor, the Company has failed to cure the circumstances giving rise to Good Reason. In addition, a termination by the Executive shall be effective only if the Company receives notice of such termination not later than 90 days after the event constituting Good Reason first occurs.

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5. Compensation Following Termination Prior to the End of the Term. In the event that the Executive’s employment hereunder is terminated during but prior to the expiration of the Term, the Executive will be entitled only to the following compensation and benefits under this Agreement upon such termination (together with such other provisions that may be set forth in the Stock Option Agreement):

(a) In the event that the Executive’s employment hereunder is terminated during but prior to the expiration of the Term by reason of the Executive’s death or Total Disability, pursuant to Section 4(a) or 4(b), the Company shall pay the following amounts to the Executive (or the Executive’s estate, as the case may be), to be paid as soon as practicable following the date of such termination (except as stated otherwise below), but in no event prior to or later than the time such payment would not be subject to tax under Code Section 409A:

(1)	any accrued but unpaid Base Salary for services rendered before the date of termination;

(2)	the Performance Bonus, if any, not yet paid for any fiscal year ending prior to the date of termination of the Executive’s employment, payable as and when such Performance Bonus would have been paid had the Executive’s employment continued;

(3)	any incurred but unreimbursed expenses required to be reimbursed pursuant to Section 3(d);

(4)	any vacation accrued and unused to the date of termination; and

(5)	payment of a pro rata (based on the number of days during the fiscal year of termination that the Executive was employed) portion of the Performance Bonus, if any, for the fiscal year in which the Executive’s employment terminated, payable as and when such bonus would have been paid had the Executive’s employment continued based on actual performance achieved for the fiscal year (subject to Section 7(k) below).

In addition, for a period of six (6) months, beginning on the date of termination of the Executive’s employment by reason of death or Total Disability, the Company will, at its expense, provide medical and group health insurance benefits to the Executive and his dependents (or just his dependents, as the case may be), which benefits shall be substantially as favorable to the Executive or his dependents as those provided to him and his dependents immediately preceding the termination of his employment, provided that the Executive (including his estate) co-payments or other obligations to pay for such benefits shall be substantially the same as applied at the time of his termination of employment, and provided further that this benefit shall be limited to the amount that can be paid or provided by the Company without such benefit being deemed discriminatory under applicable law such that it would result in material penalties to the Company.

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(b) In the event that the Executive’s employment hereunder is terminated prior to the expiration of the Term by the Company for Cause pursuant to Section 4(c) or by the Executive without Good Reason pursuant to Section 4(e), the Company shall pay the following amounts to the Executive, to be paid as soon as practicable following the date of such termination (except as stated otherwise below), but in no event prior to or later than the time such payment would not be subject to tax under Section 409A of the Code;

(1)	any accrued but unpaid Base Salary for services rendered before the date of termination;

(2)	the Performance Bonus, if any, not yet paid for any fiscal year ending prior to the date of termination of the Executive’s employment, payable as and when such Performance Bonus would have been paid had the Executive’s employment continued;

(3)	any incurred but unreimbursed expenses required to be reimbursed pursuant to Section 3(d); and

(4)	any vacation accrued and unused to the date of termination.

(c) In the event that the Executive’s employment hereunder is terminated prior to the expiration of the Term by the Company without Cause pursuant to Section 4(d), or by the Executive with Good Reason pursuant to Section 4(e), the Company shall pay the following amounts to the Executive, to be paid as soon as practicable following the date of such termination (except as stated otherwise below), but in no event prior to or later than the time such payment would not be subject to tax under Section 409A of the Code:

(1)	any accrued but unpaid Base Salary for services rendered before the date of termination;

(2)	the Performance Bonus, if any, not yet paid for any fiscal year ending prior to the date of termination of the Executive’s employment, payable as and when such Performance Bonus would have been paid had the Executive’s employment continued;

(3)	any incurred but unreimbursed expenses required to be reimbursed pursuant to Section 3(d);

(4)	any vacation accrued and unused to the date of termination;

(5)	payment of a pro rata (based on the number of days during the fiscal year of termination that the Executive was employed) portion of the Performance Bonus, if any, for the fiscal year in which the Executive’s employment terminated, payable as and when such bonus would have been paid had the Executive’s employment continued based on actual performance achieved for the fiscal year (subject to Section 7(k) below); and

(6)	payment of a lump sum severance payment equal to the “Severance Amount” (subject to Section 7(k) below). The “Severance Amount” shall be an amount equal to the greater of $500,000 or 100% of “Annualized Pay.” For this purpose, “Annualized Pay” will be calculated as annualized salary for the latest 36 months through the month before termination, plus annual average of Performance Bonuses paid for the three fiscal years preceding the fiscal year of termination. Salary and Performance Bonuses refer to compensation actually paid by the Company to the Executive, except that any Performance Bonus payable under clause (2) above for a completed fiscal year will be treated as paid.

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(d) The benefits to which the Executive may be entitled upon termination pursuant to the plans, policies and arrangements referred to in Section 3(e) will be determined and paid in accordance with the terms of those plans, policies and arrangements.

(e) Except as may be provided under this Agreement or under the terms of any incentive compensation, employee benefit, or fringe benefit plan applicable to the Executive at the time of termination of the Executive’s employment prior to the end of the Term, the Executive will not be entitled to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to any future period after the termination of his employment.

(f) This Agreement is subject to the Company’s “Special Rules for Compliance with Code Section 409A Applicable to Employment Agreements,” as from time to time amended or supplemented.

6. Indemnification.

(a) General. The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director or officer of the Company, is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, member, employee or agent while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by applicable law (in accordance with the certificate of incorporation and/or bylaws of the Company), as the same exists or may hereafter be amended, against all Expenses (as defined below) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if the Executive has ceased to be an officer, director or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

(b) Expenses. As used in this Agreement, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements and costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

(c) Enforcement. If a claim or request under this Agreement is not paid by the Company, or on its behalf, within fifteen days after a written claim or request has been received by the Company, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, the Executive shall be entitled to be paid also the expenses of prosecuting such suit. The burden of proving that the Executive is not entitled to indemnification for any reason shall be upon the Company.

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(d) Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Executive.

(e) Partial Indemnification. If the Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Executive for the portion of such Expenses to which the Executive is entitled.

(f) Advances of Expenses. Expenses incurred by the Executive in connection with any Proceeding shall be paid by the Company in advance upon request of the Executive that the Company pay such Expenses.

(g) Notice of Claim. The Executive shall give to the Company notice of any claim made against him for which indemnity will or could be sought under this Agreement. In addition, the Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within the Executive’s power and at such times and places as are convenient for the Executive.

(h) Defense of Claim. With respect to any Proceeding as to which the Executive notifies the Company of the commencement thereof: (i) the Company will be entitled to participate therein at its own expense; and (ii), except as otherwise provided below, to the extent that it may wish, the Company jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Executive. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which the Executive shall have reasonably concluded that there may be a conflict of interest between the Company and the Executive in the conduct of the defense of such action.

The Company shall not be liable to indemnify the Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on the Executive without Executive’s written consent. Neither the Company nor the Executive shall unreasonably withhold or delay their consent to any proposed settlement.

(i) Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 6 shall not be exclusive of any other right which the Executive may have or hereafter may acquire under any statute, provision of the certificate of incorporation, by laws, or other governing documents of the Company, agreement, vote of stockholders, members or disinterested directors or otherwise.

(j) Directors and Officers Liability Policy. The Company agrees to use reasonable efforts to maintain directors and officer’s liability insurance covering the Executive in a reasonable and adequate amount determined by the Company.

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7. Exclusive Employment; Covenants; Other Commitments, etc.

(a) No Conflict; No Other Employment. During the period of the Executive’s employment with the Company, the Executive shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of the Executive’s duties hereunder nor shall the Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit and including service as a director of any other company, except as approved in advance in writing by the Company (which approval shall not be unreasonably withheld); provided, however, that the Executive shall be entitled to manage his personal investments and otherwise attend to personal affairs, including charitable, social and political activities, in a manner that does not unreasonably interfere with his responsibilities hereunder, or (ii) engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor.

(b) Covenants Against Competition.

(i) The Executive acknowledges that as of the execution of this Employment Agreement (i) the Company is a multi-state operator in the cannabis industry in the United States (the “Business”); (ii) the Company’s Business is currently primarily conducted in Delaware, Illinois, Maryland, Massachusetts and Nevada and may be expanded to other locations; (iii) his employment with the Company will have given him access to confidential information concerning the Company; and (iv) the agreements and covenants contained in this Agreement are essential to protect the business and goodwill of the Company. Accordingly, the Executive covenants and agrees as follows:

(ii) In consideration of the payment by the Company to the Executive of amounts that may hereafter be paid to the Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, without the prior written consent of the Board, the Executive shall not during the Restricted Period (as defined below) within the Restricted Area (as defined below) (except in the Executive’s capacity as an officer of the Company or any of its affiliates), (a) engage or participate in the Business; (b) enter the employ of, or render any services (whether or not for a fee or other compensation) to, any person engaged in the Business; or (c) acquire an equity interest in any such person; provided, that the foregoing restrictions shall not apply at any time if the Executive’s employment is terminated during the Term by the Executive for Good Reason (as defined in Section 8(b) above) or by the Company other than for “Cause”; provided, further, that during the Restricted Period the Executive may own, directly or indirectly, solely as a passive investment, securities of any publicly traded company.

(iii) As used herein: (A) “Restricted Period” shall mean the period commencing on the Effective Date and ending on the second anniversary of the Executive’s termination of employment; and (B) “Restricted Area” shall mean any state in which the Company is then actively conducting or considering conducting Business.

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(c) Non-Solicitation. In consideration of the payment by the Company to the Executive of amounts that may hereafter be paid to the Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, the Executive agrees that during his employment with the Company and for a period of two-year following the date of termination of his employment, without the written consent of the Company the Executive shall not, directly or indirectly, (i) solicit, encourage or recruit, or attempt to solicit, encourage or recruit any of the employees, agents, consultants or representatives of the Company or any of its affiliates to terminate his, her, or its relationship with the Company or such affiliate; or (ii) solicit, encourage or recruit, or attempt to solicit, encourage or recruit, any of the employees, agents, consultants or representatives of the Company or any of its affiliates to become employees, agents, representatives or consultants of any other person or entity.

(d) Proprietary Information. the Executive acknowledges that during the course of his employment with the Company he will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates. the Executive covenants that he shall not during his employment by the Company or its affiliates or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose, any proprietary information to any individual or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law. the Executive acknowledges and understands that the term “proprietary information” includes, but is not limited to: (a) the software products, programs, applications, and processes utilized by the Company or any of its affiliates; (b) the name and/or address of any customer or vendor of the Company or any of its affiliates or any information concerning the transactions or relations of any customer or vendor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (d) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliates; (e) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its affiliates; (f) any business plans, budgets, advertising or marketing plans; (g) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (h) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (i) any inventions, innovations or improvements covered by this Agreement; and G) all written, graphic and other material relating to any of the foregoing. the Executive acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term “proprietary information” shall not include information generally available to and known by the public or information that is or becomes available to the Executive on a non-confidential basis from a source other than the Company, any of its affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).

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(e) Confidentiality and Surrender of Records. The Executive shall not during his employment by the Company or its affiliates or at any time thereafter (irrespective of the circumstances under which the Executive’s employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual’s or entity’s employment or retention by the Company. Upon termination of employment for any reason or upon request by the Company, the Executive shall deliver promptly to the Company (without retaining any copies) all property and records of the Company or any of its affiliates, including, without limitation, all confidential records. For purposes hereof, “confidential records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in the Executive’s possession or under his control or accessible to him which contain any proprietary information. All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during Mr. Robert’s employment by the Company and its affiliates and thereafter.

(f) Inventions and Patents. All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by the Executive, either alone or jointly with others, in the course of his employment by the Company, belong to the Company. The Executive will promptly disclose in writing such inventions, innovations or improvements to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company, including, but not limited to, cooperating with and assisting the Company in obtaining patents, copyrights, trademarks, or service marks for the Company in the United States and in foreign countries.

(g) Enforcement. the Executive acknowledges and agrees that, by virtue of his position, his services and access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in this Section 7 would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law. Accordingly, the Executive acknowledges that the Company may seek an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 7, and consents to the entry thereof. the Executive waives posting by the Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 7 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

(h) Code of Ethics. Nothing in this Section 7 is intended to limit, modify or reduce the Executive’s obligations under the Company’s Code of Ethics. The Executive’s obligations under this Section 7 are in addition to, and not in lieu of, the Executive’s obligations under the Code of Ethics. To the extent there is any inconsistency between this Section 7 and the Code of Ethics that would permit the Executive to take any action or engage in any activity pursuant to this Section 7 that he would be barred from taking or engaging in under the Code of Ethics, the Code of Ethics shall control.

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(i) Cooperation With Regard to Litigation. The Executive agrees to cooperate with the Company, during the Term and thereafter (including following the Executive’s termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company or any subsidiary or affiliate of the Company, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and to assist the Company, or any subsidiary or affiliate of the Company, in any such action suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate of the Company, as reasonably requested. The Company agrees to reimburse the Executive, on an after-tax basis each calendar quarter, for all expenses actually incurred in connection with his provision of testimony or assistance in accordance with the provisions of Section 7(i) of this Agreement (including reasonable attorneys’ fees) but not later than the last day of the calendar year in which the expense was incurred (or, in the case of an expense incurred in the final quarter of a calendar year, the next following February 15).

(j) Non-Disparagement. The Executive shall not, at any time during his employment by the Company and its affiliates and thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action that may, directly or indirectly, disparage the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Executive from making truthful statements that are required by applicable law, regulation or legal process.

(k) Release of Employment Claims. The Executive agrees, as a condition to receipt of any termination payments and benefits provided for in Section 5 of this Agreement (other than compensation accrued and payable at the date of termination without regard to termination), that he will execute a separation agreement, in substantially the form set forth in Exhibit C to this Agreement, releasing any and all claims arising out of the Executive’s employment other than enforcement of this Agreement and other than with respect to vested rights or rights provided for under any equity plan, any compensation plan or any benefit plan or arrangement of the Company or rights to indemnification under any agreement, law, Company organizational document or policy or otherwise and that such release shall remain in effect (i.e., Executive shall not have revoked it). The Company will provide the Executive with a copy of the separation agreement simultaneously with delivery of the notice of termination, but not later than 21 days before (45 days before if the Executive’s termination is part of an exit incentive or other employment termination program offered to a group or class of employees) the Executive’s termination of employment. The Executive shall deliver the executed release to the Company eight days before the date applicable under Section 5 of this Agreement for the payment of the termination payments and benefits payable under Section 5 of this Agreement.

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8. Effect of Code Sections 4999 and 280G on Payments.

(a) In the event that the Executive becomes entitled to any benefits or payments in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) under this Agreement or any other plan, arrangement, or agreement with the Company or a subsidiary (the “Payments”), and such Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed) in connection with a change in control, then, subject to reasonable notification to the Executive and, if he so requests, discussions with his advisors, the Payments under this Agreement shall be reduced (but not below zero) to the Reduced Amount (as defined below), if so reducing the Payments under this Agreement will provide the Executive with a greater net after-tax amount than would be the case if no such reduction were made. The “Reduced Amount” shall be an amount expressed in present value that maximizes the aggregate present value of the Payments without causing any Payment to be subject to the Excise Tax, determined in accordance with Section 280G(d)(4) of the Code. Only amounts payable under this Agreement shall be reduced pursuant to this Section 5(f). Payments payable in cash and having the lowest denominated value relative to the valuation of such Payments as “parachute payments” shall be reduced first.

(b) In determining the potential impact of the Excise Tax, the Company may rely on any advice it deems appropriate including, but not limited to, the advice of its independent accounting firm, legal advisors and compensation consultants. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, the Company may take into account any relevant guidance under the Code and the regulations promulgated thereunder, including, but not limited to, the following:

(i)	The amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code, as determined by the Company’s independent accounting firm or other advisor;

(ii)	The value of any non-cash benefits or any deferred or accumulated payment or benefit shall be determined by the Company’s independent accounting firm or other advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code; and

(iii)	The value of any non-competition covenants contained in this Agreement or other agreement between the Executive and the Company or an affiliate shall be taken into account to reduce “parachute payments” to the maximum extent allowable under Section 280G of the Code.

For purposes of the determinations under this Section 8, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the applicable payment is to be made, and state and local income taxes at the highest marginal rate of taxation applicable to the Executive, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes (unless it is impracticable for the Executive to itemize his deductions).

9. Notices. Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods: (1) personal delivery, in which case delivery is deemed to occur the day of delivery; (2) certified or registered mail, postage prepaid, return receipt requested, in which case delivery is deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or (3) next- day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery is deemed to occur one business day after being sent. In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:

If to the Company, to:

MariMed Inc.

10 Oceana Way

Norwood, MA 02062

Attention: CFO

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If to the Executive, to the address set forth in the Company’s most recent payroll records, or such other address as my be provided by the Executive in accordance with the terms of this provision.

10. Assignability; Binding Effect. This Agreement is a personal contract calling for the provision of unique services by the Executive, and the Executive’s rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated. The rights and obligations of the Company under this Agreement bind and run in favor of the successors and assigns of the Company.

11. Complete Understanding. This Agreement (including Exhibits) constitutes the complete understanding between the parties with respect to the employment of the Executive by the Company and supersedes all prior agreements and understandings (subject to Section 1 above), both written and oral, between the parties with respect to the subject matter of this Agreement.

12. Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and the Executive. No waiver by any party of any breach under this Agreement will be deemed to extend to any prior or subsequent breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Waiver by either party of any breach by the other party will not operate as a waiver of any other breach, whether similar to or different from the breach waived. No delay on the part of the Company or the Executive in the exercise of any of their respective rights or remedies will operate as a waiver of that right.

13. Severability. If any provision of this Agreement or its application to any person or circumstances is determined by any court of competent jurisdiction to be unenforceable to any extent, that unenforceable provision will be deemed eliminated to the extent necessary to permit the remaining provisions to be enforced, and the remainder of this Agreement, or the application of the unenforceable provision to other persons or circumstances, will not be affected thereby. If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the scope or duration of or the area covered by that provision, the court making that determination shall reduce the scope, duration of or area covered by that provision or otherwise amend the provision to the minimum extent necessary to make that provision enforceable to the fullest extent permitted by law.

14. Survivability. The provisions of this Agreement that by their terms call for performance subsequent to termination of the Executive’s employment hereunder, or subsequent to the termination of this Agreement, will survive such termination. Without limiting the generality of the foregoing, the provisions of Sections 5, 6, 7, 8, 9, 13, 14, 15 and 16 shall survive any termination of this Agreement in accordance with their terms.

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15. Governing Law. This Agreement is governed by the laws of the State of Massachusetts, without giving effect to principles of conflict of laws.

16. Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the courts of the State of Massachusetts, Suffolk County, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Massachusetts, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8. Nothing in this Section 14, however, affects the right of any party to serve legal process in any other manner permitted by law. Each party hereto waives trial by jury.

17. Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

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The undersigned hereby execute this Agreement as of the Effective Date stated above.

MARIMED INC.

By:	/s/ Robert Fireman	Dated: July 9, 2021
Robert Fireman
Chief Executive Officer

/s/ Jon R. Levine		Dated: July 9, 2021
Jon R. Levine

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[Exhibits Intentionally Omitted]

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